Exhibit 99.1

Quest Diagnostics Increases Share Repurchase Authority by $500 Million

MADISON, N.J., Dec. 4, 2015 /PRNewswire/ --  Quest Diagnostics Incorporated (NYSE: DGX), the world's leading provider of diagnostic information services, today announced that its Board of Directors has increased the company's share repurchase authorization by $500 million.
The $500 million authorization announced today is an increase to the $522 million that was available as of Sept. 30, 2015 under the company's share repurchase authorization program. Fourth quarter repurchases will be reported when quarterly earnings are announced Jan. 28, 2016.

"The increase in our share repurchase authorization is consistent with our long-term disciplined capital deployment strategy, which includes returning the majority of our free cash flow to shareholders through dividends and stock repurchases," said Steve Rusckowski, President and CEO.

About Quest Diagnostics
Quest Diagnostics empowers people to take action to improve health outcomes.  Derived from the world's largest database of clinical lab results, our diagnostic insights reveal new avenues to identify and treat disease, inspire healthy behaviors and improve health care management.  Quest annually serves one in three adult Americans and half the physicians and hospitals in the United States, and our 45,000 employees understand that, in the right hands and with the right context, our diagnostic insights can inspire actions that transform lives. www.QuestDiagnostics.com.
Quest Diagnostics Contacts:
Dan Haemmerle (Investors): 973-520-2900
Denny Moynihan (Media): 973-520-2800